EXHIBIT 13.2
THIRD QUARTER 2020

THIRD QUARTER 2020

Condensed consolidated statement of income

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $, except per share amounts)	2020	2019	2020	2019

Revenues
Canadian Natural Gas Pipelines	1,162	1,016	3,281	2,939
U.S. Natural Gas Pipelines	1,186	1,176	3,745	3,691
Mexico Natural Gas Pipelines	156	151	562	455
Liquids Pipelines	606	694	1,827	2,233
Power and Storage	85	96	287	674
	3,195	3,133	9,702	9,992
Income from Equity Investments	200	334	934	695
Operating and Other Expenses
Plant operating costs and other	976	982	2,829	2,819
Commodity purchases resold	—	—	—	365
Property taxes	174	178	549	546
Depreciation and amortization	673	610	1,938	1,839
	1,823	1,770	5,316	5,569
Net (Loss)/Gain on Assets Sold/Held for Sale	(66)	(112)	43	(44)
Financial Charges
Interest expense	559	573	1,698	1,747
Allowance for funds used during construction	(91)	(120)	(254)	(358)
Interest income and other	(164)	19	160	(250)
	304	472	1,604	1,139
Income before Income Taxes	1,202	1,113	3,759	3,935
Income Tax Expense
Current	100	452	287	724
Deferred	90	(178)	(209)	3
	190	274	78	727
Net Income	1,012	839	3,681	3,208
Net income attributable to non-controlling interests	69	59	228	217
Net Income Attributable to Controlling Interests	943	780	3,453	2,991
Preferred share dividends	39	41	120	123
Net Income Attributable to Common Shares	904	739	3,333	2,868
Net Income per Common Share
Basic and diluted	$0.96	$0.79	$3.55	$3.09
Weighted Average Number of Common Shares (millions)
Basic	940	932	940	927
Diluted	940	933	940	928

See accompanying notes to the Condensed consolidated financial statements.

TC ENERGY [46
THIRD QUARTER 2020

Condensed consolidated statement of comprehensive income

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2020	2019	2020	2019

Net Income	1,012	839	3,681	3,208
Other Comprehensive (Loss)/Income, Net of Income Taxes
Foreign currency translation gains and losses on net investment in foreign operations	(491)	225	417	(530)
Reclassification to net income of foreign currency translation gains on disposal of foreign operations	—	(4)	—	(13)
Change in fair value of net investment hedges	26	(9)	(6)	24
Change in fair value of cash flow hedges	(1)	(26)	(578)	(85)
Reclassification to net income of gains and losses on cash flow hedges	10	4	480	10
Reclassification to net income of actuarial gains and losses on pension and other post-retirement benefit plans	4	3	1	8
Other comprehensive income/(loss) on equity investments	14	3	(6)	7
Other comprehensive (loss)/income	(438)	196	308	(579)
Comprehensive Income	574	1,035	3,989	2,629
Comprehensive income attributable to non-controlling interests	35	74	263	151
Comprehensive Income Attributable to Controlling Interests	539	961	3,726	2,478
Preferred share dividends	39	41	120	123
Comprehensive Income Attributable to Common Shares	500	920	3,606	2,355
See accompanying notes to the Condensed consolidated financial statements.

TC ENERGY [47
THIRD QUARTER 2020

Condensed consolidated statement of cash flows

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2020	2019	2020	2019

Cash Generated from Operations
Net income	1,012	839	3,681	3,208
Depreciation and amortization	673	610	1,938	1,839
Deferred income taxes	90	(178)	(209)	3
Income from equity investments	(200)	(334)	(934)	(695)
Distributions received from operating activities of equity investments	277	339	802	888
Employee post-retirement benefits funding, net of expense	(22)	3	(6)	(27)
Net loss/(gain) on assets sold/held for sale	66	112	(43)	44
Equity allowance for funds used during construction	(63)	(76)	(168)	(225)
Unrealized (gains)/losses on financial instruments	(76)	100	10	(78)
Foreign exchange (gains)/losses on Loan receivable from affiliate	(54)	37	223	11
Other	(40)	(7)	12	(41)
Decrease/(increase) in operating working capital	120	140	(187)	329
Net cash provided by operations	1,783	1,585	5,119	5,256
Investing Activities
Capital expenditures	(2,063)	(1,818)	(6,049)	(5,411)
Capital projects in development	—	(184)	(122)	(565)
Contributions to equity investments	(187)	(133)	(498)	(453)
Proceeds from sale of assets, net of transaction costs	—	1,807	3,407	2,398
Other distributions from equity investments	—	—	—	186
Loan to affiliate	(250)	—	(250)	—
Deferred amounts and other	(137)	(73)	(359)	(154)
Net cash used in investing activities	(2,637)	(401)	(3,871)	(3,999)
Financing Activities
Notes payable issued/(repaid), net	338	(2,584)	(2,765)	(688)
Long-term debt issued, net of issue costs	35	1,994	5,571	3,015
Long-term debt repaid	—	(1)	(2,241)	(1,835)
Junior subordinated notes issued, net of issue costs	—	1,441	—	1,441
Loss on settlement of financial instruments	—	—	(130)	—
Dividends on common shares	(761)	(459)	(2,226)	(1,344)
Dividends on preferred shares	(39)	(40)	(121)	(120)
Distributions to non-controlling interests	(54)	(50)	(167)	(164)
Contributions from redeemable non-controlling interest	524	—	578	—
Common shares issued, net of issue costs	3	83	86	242
Net cash provided by/(used in) financing activities	46	384	(1,415)	547
Effect of Foreign Exchange Rate Changes on Cash and Cash Equivalents	(19)	15	16	(1)
(Decrease)/Increase in Cash and Cash Equivalents	(827)	1,583	(151)	1,803
Cash and Cash Equivalents
Beginning of period	2,019	666	1,343	446
Cash and Cash Equivalents
End of period	1,192	2,249	1,192	2,249
See accompanying notes to the Condensed consolidated financial statements.

TC ENERGY [48
THIRD QUARTER 2020

Condensed consolidated balance sheet

	(unaudited - millions of Canadian $)	September 30, 2020	December 31, 2019

	ASSETS
	Current Assets
	Cash and cash equivalents	1,192	1,343
	Accounts receivable	2,056	2,422
	Inventories	501	452
	Assets held for sale	—	2,807
	Other	1,375	627
		5,124	7,651
Plant, Property and Equipment	net of accumulated depreciation of $29,340 and $27,318, respectively	70,544	65,489
	Loan Receivable from Affiliate	1,259	1,434
	Equity Investments	7,190	6,506
	Restricted Investments	1,832	1,557
	Regulatory Assets	1,737	1,587
	Goodwill	13,245	12,887
	Intangible and Other Assets	931	2,168
		101,862	99,279
	LIABILITIES
	Current Liabilities
	Notes payable	1,772	4,300
	Accounts payable and other	4,219	4,544
	Dividends payable	773	737
	Accrued interest	651	613
	Current portion of long-term debt	2,653	2,705
		10,068	12,899
	Regulatory Liabilities	4,145	3,772
	Other Long-Term Liabilities	1,512	1,614
	Deferred Income Tax Liabilities	5,791	5,703
	Long-Term Debt	36,881	34,280
	Junior Subordinated Notes	8,814	8,614
		67,211	66,882
	Redeemable Non-Controlling Interest	719	—
	EQUITY
	Common shares, no par value	24,483	24,387
Issued and outstanding:	September 30, 2020 – 940 million shares
	December 31, 2019 – 938 million shares
	Preferred shares	3,980	3,980
	Additional paid-in capital	—	—
	Retained earnings	5,025	3,955
	Accumulated other comprehensive loss	(1,286)	(1,559)
	Controlling Interests	32,202	30,763
	Non-controlling interests	1,730	1,634
		33,932	32,397
		101,862	99,279
Commitments, Contingencies and Guarantees (Note 14)
Variable Interest Entities (Note 15)
See accompanying notes to the Condensed consolidated financial statements.

TC ENERGY [49
THIRD QUARTER 2020

Condensed consolidated statement of equity

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2020	2019	2020	2019

Common Shares
Balance at beginning of period	24,480	23,795	24,387	23,174
Shares issued:
On exercise of stock options	3	93	96	270
Under dividend reinvestment and share purchase plan	—	240	—	684
Balance at end of period	24,483	24,128	24,483	24,128
Preferred Shares
Balance at beginning and end of period	3,980	3,980	3,980	3,980
Additional Paid-In Capital
Balance at beginning of period	—	5	—	17
Issuance of stock options, net of exercises	2	(8)	(1)	(20)
Reclassification of additional paid-in capital deficit to retained earnings	(2)	3	1	3
Balance at end of period	—	—	—	—
Retained Earnings
Balance at beginning of period	4,880	3,534	3,955	2,773
Net income attributable to controlling interests	943	780	3,453	2,991
Common share dividends	(762)	(701)	(2,284)	(2,090)
Preferred share dividends	(38)	(41)	(98)	(102)
Reclassification of additional paid-in capital deficit to retained earnings	2	(3)	(1)	(3)
Balance at end of period	5,025	3,569	5,025	3,569
Accumulated Other Comprehensive Loss
Balance at beginning of period	(882)	(1,300)	(1,559)	(606)
Other comprehensive (loss)/income attributable to controlling interests	(404)	181	273	(513)
Balance at end of period	(1,286)	(1,119)	(1,286)	(1,119)
Equity Attributable to Controlling Interests	32,202	30,558	32,202	30,558
Equity Attributable to Non-Controlling Interests
Balance at beginning of period	1,753	1,618	1,634	1,655
Net income attributable to non-controlling interests	67	59	229	217
Other comprehensive (loss)/income attributable to non-controlling interests	(34)	15	35	(66)
Distributions declared to non-controlling interests	(56)	(49)	(168)	(163)
Balance at end of period	1,730	1,643	1,730	1,643
Total Equity	33,932	32,201	33,932	32,201

See accompanying notes to the Condensed consolidated financial statements.

TC ENERGY [50
THIRD QUARTER 2020

Notes to Condensed consolidated financial statements
(unaudited)
1. Basis of presentation
These Condensed consolidated financial statements of TC Energy Corporation (TC Energy or the Company) have been prepared by management in accordance with U.S. GAAP. The accounting policies applied are consistent with those outlined in TC Energy’s annual audited Consolidated financial statements for the year ended December 31, 2019, except as described in Note 2, Accounting changes. Capitalized and abbreviated terms that are used but not otherwise defined herein are identified in the 2019 audited Consolidated financial statements included in TC Energy’s 2019 Annual Report.
These Condensed consolidated financial statements reflect adjustments, all of which are normal recurring adjustments that are, in the opinion of management, necessary to reflect fairly the financial position and results of operations for the respective periods. These Condensed consolidated financial statements do not include all disclosures required in the annual financial statements and should be read in conjunction with the 2019 audited Consolidated financial statements included in TC Energy’s 2019 Annual Report. Certain comparative figures have been reclassified to conform with the current period’s presentation.
Earnings for interim periods may not be indicative of results for the fiscal year in certain of the Company’s segments primarily due to:

•	Natural gas pipelines segments – the timing of regulatory decisions and seasonal fluctuations in short-term throughput volumes on U.S. pipelines

•	Liquids Pipelines – fluctuations in throughput volumes on the Keystone Pipeline System and marketing activities

•
Power and Storage – the impact of seasonal weather conditions on customer demand and market pricing in certain of the Company’s investments in electrical power generation plants and Canadian non-regulated gas storage facilities.

USE OF ESTIMATES AND JUDGMENTS
In preparing these financial statements, TC Energy is required to make estimates and assumptions that affect both the amount and timing of recording assets, liabilities, revenues and expenses since the determination of these items may be dependent on future events. The Company uses the most current information available and exercises careful judgment in making these estimates and assumptions. In the opinion of management, these Condensed consolidated financial statements have been properly prepared within reasonable limits of materiality and within the framework of the Company’s significant accounting policies included in the annual audited Consolidated financial statements for the year ended December 31, 2019, except as described in Note 2, Accounting changes.

TC ENERGY [51
THIRD QUARTER 2020

2. Accounting changes
CHANGES IN ACCOUNTING POLICIES FOR 2020
Measurement of credit losses on financial instruments
In June 2016, the FASB issued new guidance that changes how entities measure credit losses for most financial assets and certain other financial instruments that are not measured at fair value through net income. The new guidance amends the impairment model of financial instruments, basing it on expected losses rather than incurred losses. These expected credit losses will be recognized as an allowance rather than as a direct write-down of the amortized cost basis. The new guidance was effective January 1, 2020 and was applied using a modified retrospective approach. The adoption of this new guidance did not have a material impact on the Company's consolidated financial statements. Refer to Note 12, Risk management and financial instruments, for additional information related to the Company's updated accounting policy on impairment of financial assets.
Implementation costs of cloud computing arrangements
In August 2018, the FASB issued new guidance requiring an entity in a hosting arrangement that is a service contract to follow the guidance for internal-use software to determine which implementation costs should be capitalized as an asset and which costs should be expensed. The guidance also requires the entity to amortize the capitalized implementation costs of a hosting arrangement over the term of the arrangement. This guidance was effective January 1, 2020 and was applied prospectively. The adoption of this new guidance did not have an impact on the Company's consolidated financial statements.
Consolidation
In October 2018, the FASB issued new guidance for determining whether fees paid to decision makers and service providers are variable interests for indirect interests held through related parties under common control. This new guidance was effective January 1, 2020 and was applied on a retrospective basis. The adoption of this new guidance did not have an impact on the Company's consolidated financial statements.
Reference rate reform
In response to the expected cessation of LIBOR, in March 2020, the FASB issued new optional guidance that eases the potential burden in accounting for reference rate reform. The new guidance provides optional expedients for contracts and hedging relationships that are affected by reference rate reform if certain criteria are met. Each of the expedients can be applied as of January 1, 2020 through December 31, 2022. For eligible hedging relationships existing as of January 1, 2020 and prospectively, the Company has applied the optional expedient allowing an entity to assume that the hedged forecasted transaction in a cash flow hedge is probable of occurring. As reference rate reform is still an ongoing process, the Company will continue to evaluate the timing and potential impact of adoption for other optional expedients when deemed necessary.
FUTURE ACCOUNTING CHANGES
Defined benefit plans
In August 2018, the FASB issued new guidance which amends and clarifies disclosure requirements related to defined benefit pension and other post-retirement benefit plans. This new guidance is effective for annual disclosure requirements at December 31, 2020 and is expected to be applied on a retrospective basis. The Company does not expect the adoption of this new guidance to have a material impact on its consolidated financial statements.
Income taxes
In December 2019, the FASB issued new guidance that simplified the accounting for income taxes and clarified existing guidance. This new guidance is effective January 1, 2021 and is not expected to have a material impact on the Company's consolidated financial statements.

TC ENERGY [52
THIRD QUARTER 2020

3. Segmented information

three months ended September 30, 2020	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage
(unaudited - millions of Canadian $)						Corporate[1]		Total

Revenues	1,162	1,186	156	606	85	—		3,195
Intersegment revenues	—	41	—	—	—	(41)	[2]	—
	1,162	1,227	156	606	85	(41)		3,195
Income/(loss) from equity investments	—	65	26	19	144	(54)	[3]	200
Plant operating costs and other	(423)	(352)	(12)	(178)	(45)	34	[2]	(976)
Property taxes	(73)	(77)	—	(23)	(1)	—		(174)
Depreciation and amortization	(326)	(219)	(28)	(82)	(18)	—		(673)
Net loss on sale of assets	(6)	—	—	—	(60)	—		(66)
Segmented Earnings/(Losses)	334	644	142	342	105	(61)		1,506
Interest expense								(559)
Allowance for funds used during construction								91
Interest income and other[3]								164
Income before Income Taxes								1,202
Income tax expense								(190)
Net Income								1,012
Net income attributable to non-controlling interests								(69)
Net Income Attributable to Controlling Interests								943
Preferred share dividends								(39)
Net Income Attributable to Common Shares								904

1	Includes intersegment eliminations.

2
The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Plant operating costs and other in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.

3
Income/(loss) from equity investments includes the Company's proportionate share of Sur de Texas foreign exchange losses on the peso-denominated loans from affiliates which are fully offset in Interest income and other. Refer to Note 6, Loans receivable from affiliates, for additional information.

TC ENERGY [53
THIRD QUARTER 2020

three months ended September 30, 2019	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage
(unaudited - millions of Canadian $)						Corporate[1]		Total

Revenues	1,016	1,176	151	694	96	—		3,133
Intersegment revenues	—	40	—	—	4	(44)	[2]	—
	1,016	1,216	151	694	100	(44)		3,133
Income from equity investments	4	60	12	18	203	37	[3]	334
Plant operating costs and other	(380)	(393)	(11)	(185)	(53)	40	[2]	(982)
Property taxes	(68)	(86)	—	(22)	(2)	—		(178)
Depreciation and amortization	(289)	(192)	(27)	(83)	(19)	—		(610)
Net gain/(loss) on assets sold/held for sale	—	21	—	69	(202)	—		(112)
Segmented Earnings	283	626	125	491	27	33		1,585
Interest expense								(573)
Allowance for funds used during construction								120
Interest income and other[3]								(19)
Income before Income Taxes								1,113
Income tax expense								(274)
Net Income								839
Net income attributable to non-controlling interests								(59)
Net Income Attributable to Controlling Interests								780
Preferred share dividends								(41)
Net Income Attributable to Common Shares								739

1	Includes intersegment eliminations.

2
The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Plant operating costs and other in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.

3
Income from equity investments includes the Company's proportionate share of Sur de Texas foreign exchange gains on the peso-denominated loans from affiliates which are fully offset in Interest income and other. Refer to Note 6, Loans receivable from affiliates, for additional information.

TC ENERGY [54
THIRD QUARTER 2020

nine months ended September 30, 2020	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage
(unaudited - millions of Canadian $)						Corporate[1]		Total

Revenues	3,281	3,745	562	1,827	287	—		9,702
Intersegment revenues	—	126	—	—	7	(133)	[2]	—
	3,281	3,871	562	1,827	294	(133)		9,702
Income from equity investments	5	196	99	56	355	223	[3]	934
Plant operating costs and other	(1,183)	(1,099)	(41)	(498)	(138)	130	[2]	(2,829)
Property taxes	(219)	(249)	—	(77)	(4)	—		(549)
Depreciation and amortization	(941)	(612)	(88)	(249)	(48)	—		(1,938)
Net gain/(loss) on sale of assets	364	—	—	—	(321)	—		43
Segmented Earnings	1,307	2,107	532	1,059	138	220		5,363
Interest expense								(1,698)
Allowance for funds used during construction								254
Interest income and other[3]								(160)
Income before Income Taxes								3,759
Income tax expense								(78)
Net Income								3,681
Net income attributable to non-controlling interests								(228)
Net Income Attributable to Controlling Interests								3,453
Preferred share dividends								(120)
Net Income Attributable to Common Shares								3,333

1	Includes intersegment eliminations.

2
The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Plant operating costs and other in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.

3
Income from equity investments includes the Company's proportionate share of Sur de Texas foreign exchange gains on the peso-denominated loans from affiliates which are fully offset in Interest income and other. Refer to Note 6, Loans receivable from affiliates, for additional information.

TC ENERGY [55
THIRD QUARTER 2020

nine months ended September 30, 2019	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage
(unaudited - millions of Canadian $)						Corporate[1]		Total

Revenues	2,939	3,691	455	2,233	674	—		9,992
Intersegment revenues	—	123	—	—	15	(138)	[2]	—
	2,939	3,814	455	2,233	689	(138)		9,992
Income from equity investments	8	196	22	46	412	11	[3]	695
Plant operating costs and other	(1,085)	(1,127)	(37)	(518)	(178)	126	[2]	(2,819)
Commodity purchases resold	—	—	—	—	(365)	—		(365)
Property taxes	(206)	(258)	—	(77)	(5)	—		(546)
Depreciation and amortization	(862)	(565)	(86)	(260)	(66)	—		(1,839)
Net gain/(loss) on assets sold/held for sale	—	21	—	69	(134)	—		(44)
Segmented Earnings/(Losses)	794	2,081	354	1,493	353	(1)		5,074
Interest expense								(1,747)
Allowance for funds used during construction								358
Interest income and other[3]								250
Income before Income Taxes								3,935
Income tax expense								(727)
Net Income								3,208
Net income attributable to non-controlling interests								(217)
Net Income Attributable to Controlling Interests								2,991
Preferred share dividends								(123)
Net Income Attributable to Common Shares								2,868

1	Includes intersegment eliminations.

2
The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Plant operating costs and other in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.

3
Income from equity investments includes the Company's proportionate share of Sur de Texas foreign exchange gains on the peso-denominated loans from affiliates which are fully offset in Interest income and other. Refer to Note 6, Loans receivable from affiliates, for additional information.

TOTAL ASSETS BY SEGMENT

(unaudited - millions of Canadian $)	September 30, 2020	December 31, 2019

Canadian Natural Gas Pipelines	22,386	21,983
U.S. Natural Gas Pipelines	44,480	41,627
Mexico Natural Gas Pipelines	7,628	7,207
Liquids Pipelines	17,130	15,931
Power and Storage	5,163	7,788
Corporate	5,075	4,743
	101,862	99,279

TC ENERGY [56
THIRD QUARTER 2020

4. Revenues
DISAGGREGATION OF REVENUES
The following tables summarize total Revenues for the three and nine months ended September 30, 2020 and 2019:

three months ended September 30, 2020	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	1,135	1,005	150	537	—	2,827
Power generation	—	—	—	—	40	40
Natural gas storage and other[1]	27	165	6	—	15	213
	1,162	1,170	156	537	55	3,080
Other revenues[2,3]	—	16	—	69	30	115
	1,162	1,186	156	606	85	3,195

1
Includes $27 million of fee revenues from an affiliate related to construction of the Coastal GasLink pipeline which is 35 per cent owned by TC Energy as at September 30, 2020. Refer to Note 13, Dispositions, for additional information.

2
Other revenues include income from the Company's marketing activities, financial instruments and lease arrangements. These arrangements are not in the scope of the revenue guidance. Refer to Note 12, Risk management and financial instruments, for additional information on financial instruments.

3	Includes $33 million of operating lease income.

three months ended September 30, 2019	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	1,016	1,008	149	614	—	2,787
Power generation	—	—	—	—	58	58
Natural gas storage and other	—	147	2	1	13	163
	1,016	1,155	151	615	71	3,008
Other revenues[1,2]	—	21	—	79	25	125
	1,016	1,176	151	694	96	3,133

1
Other revenues include income from the Company's marketing activities, financial instruments and lease arrangements. These arrangements are not in the scope of the revenue guidance. Refer to Note 12, Risk management and financial instruments, for additional information on financial instruments.

2	Includes $38 million of operating lease income.

TC ENERGY [57
THIRD QUARTER 2020

nine months ended September 30, 2020	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	3,242	3,194	458	1,670	—	8,564
Power generation	—	—	—	—	143	143
Natural gas storage and other[1]	39	494	104	2	54	693
	3,281	3,688	562	1,672	197	9,400
Other revenues[2,3]	—	57	—	155	90	302
	3,281	3,745	562	1,827	287	9,702

1
Includes $116 million of fee revenues from affiliates, of which $77 million is related to the construction of the Sur de Texas pipeline which is 60 per cent owned by TC Energy and $39 million is related to construction of the Coastal GasLink pipeline which is 35 per cent owned by TC Energy as at September 30, 2020. Refer to Note 13, Dispositions, for additional information.

2
Other revenues include income from the Company's marketing activities, financial instruments and lease arrangements. These arrangements are not in the scope of the revenue guidance. Refer to Note 12, Risk management and financial instruments, for additional information on financial instruments.

3	Includes $98 million of operating lease income.

nine months ended September 30, 2019	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	2,939	3,140	451	1,824	—	8,354
Power generation	—	—	—	—	599	599
Natural gas storage and other	—	481	4	3	55	543
	2,939	3,621	455	1,827	654	9,496
Other revenues[1,2]	—	70	—	406	20	496
	2,939	3,691	455	2,233	674	9,992

1
Other revenues include income from the Company's marketing activities, financial instruments and lease arrangements. These arrangements are not in the scope of the revenue guidance. Refer to Note 12, Risk management and financial instruments, for additional information on income from financial instruments.

2	Includes $149 million of operating lease income.
CONTRACT BALANCES

(unaudited - millions of Canadian $)	September 30, 2020	December 31, 2019	Affected line item on the Condensed consolidated balance sheet

Receivables from contracts with customers	1,371	1,458	Accounts receivable
Contract assets	302	153	Other current assets
Long-term contract assets	212	102	Intangible and other assets
Contract liabilities[1]	84	61	Accounts payable and other
Long-term contract liabilities	234	226	Other long-term liabilities

1	During the nine months ended September 30, 2020, $10 million (2019 – $6 million) of revenues were recognized that were included in contract liabilities at the beginning of the period.

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THIRD QUARTER 2020

Contract assets and long-term contract assets primarily relate to the Company’s right to revenues for services completed but not invoiced at the reporting date on long-term committed capacity natural gas pipelines contracts. The change in contract assets is primarily related to the transfer to Accounts receivable when these rights become unconditional and the customer is invoiced, as well as the recognition of additional revenues that remain to be invoiced. Contract liabilities and long-term contract liabilities primarily relate to force majeure fixed capacity payments received on long-term capacity arrangements in Mexico.
FUTURE REVENUES FROM REMAINING PERFORMANCE OBLIGATIONS
Capacity Arrangements and Transportation
As at September 30, 2020, future revenues from long-term pipeline capacity arrangements and transportation contracts extending through 2046 are approximately $25.0 billion, of which approximately $1.5 billion is expected to be recognized during the remainder of 2020.
Power Generation
The Company has long-term power generation contracts extending through 2028. Revenues from power generation contracts have a variable component related to market prices that are subject to factors outside the Company’s influence. These revenues are considered to be fully constrained and are recognized on a monthly basis when the Company satisfies the performance obligation.
Natural Gas Storage and Other
As at September 30, 2020, future revenues from long-term natural gas storage and other contracts, including fee revenues from affiliates, extending through 2044 are approximately $1.3 billion, of which approximately $0.2 billion is expected to be recognized during the remainder of 2020.
5. Income taxes
Effective Tax Rates
The effective income tax rates were two per cent and 18 per cent for the nine months ended September 30, 2020 and 2019, respectively. The decline in the effective income tax rate in 2020 was primarily due to the release of an income tax valuation allowance related to Keystone XL, the non-taxable portion of capital gains and income tax valuation allowance releases associated with the sale of a 65 per cent equity interest in Coastal GasLink Pipeline Limited Partnership (Coastal GasLink) and the sale of the Ontario natural gas-fired power plants, discussed below, along with lower pre-tax earnings, a reduction in the Alberta corporate income tax rate and decreased flow-through income taxes on Canadian rate-regulated pipelines.
TC Energy recorded an income tax valuation allowance of $673 million against deferred income tax asset balances at December 31, 2019. At each reporting date, the Company considers new evidence, both positive and negative, that could affect its view of the future realization of deferred tax assets. In the nine months ended September 30, 2020, the Company recorded the following income tax valuation allowance releases:

•
on March 31, 2020, $281 million following management's reassessment of the amount of its deferred tax assets that are more likely than not to be realized due to the Company’s decision to proceed with construction of the Keystone XL pipeline

•	on April 29, 2020, $21 million related to the sale of the Ontario natural gas-fired power plants

•	on May 22, 2020, $89 million related to the sale of a 65 per cent equity interest in Coastal GasLink.
Refer to Note 13, Dispositions, for additional information on the sale of the Ontario natural gas-fired power plants and Coastal GasLink equity sale.

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THIRD QUARTER 2020

U.S. Tax Reform
In late 2017, proposed income tax regulations were issued as part of U.S. Tax Reform. The U.S. Treasury and the U.S. Internal Revenue Service issued final base erosion and anti-abuse tax (BEAT) regulations in 2019 and final anti-hybrid rules on April 7, 2020. The finalization of these regulations did not have a material impact on the Company's consolidated financial statements as at September 30, 2020.
Alberta Rate Reduction
On June 29, 2020, the Government of Alberta proposed to accelerate the reduction of the corporate income tax rate to eight per cent to now become effective July 1, 2020. While this proposed change has not yet been enacted, the Company does not expect it to have a material impact on its consolidated financial statements.
6. Loans receivable from affiliates
Related party transactions are conducted in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.
Coastal GasLink
In conjunction with the equity sale on May 22, 2020, the Company entered into a subordinated demand revolving credit facility with Coastal GasLink, which had a capacity of $1.0 billion at September 30, 2020. This facility provides additional short-term liquidity and funding flexibility to the project and bears interest at a floating market-based rate. At September 30, 2020, Other current assets on the Company's Condensed consolidated balance sheet included a $250 million current loan receivable from Coastal GasLink. The entire outstanding balance was repaid in October 2020. Refer to Note 13, Dispositions, for additional information.
Sur de Texas
At September 30, 2020, Loan receivable from affiliate on the Company's Condensed consolidated balance sheet reflected a MXN$20.9 billion or $1.3 billion (December 31, 2019 – MXN$20.9 billion or $1.4 billion) loan receivable from the Sur de Texas joint venture which represents TC Energy's 60 per cent proportionate share of long-term debt financing to the joint venture. The Company's Condensed consolidated statement of income reflects the related interest income and foreign exchange impact on this loan receivable which are fully offset upon consolidation with corresponding amounts included in TC Energy’s 60 per cent proportionate share of Sur de Texas equity earnings as follows:

(unaudited - millions of Canadian $)	three months ended September 30		nine months ended September 30		Affected line item in the Condensed consolidated statement of income
	2020	2019	2020	2019

Interest income[1]	25	38	87	110	Interest income and other
Interest expense[2]	(25)	(38)	(87)	(110)	Income from equity investments
Foreign exchange gains/(losses)[1]	54	(37)	(223)	(11)	Interest income and other
Foreign exchange (losses)/gains[1]	(54)	37	223	11	Income from equity investments

1	Included in the Corporate segment.

2	Included in the Mexico Natural Gas Pipelines segment.

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7. Long-term debt
LONG-TERM DEBT ISSUED
Long-term debt issued by the Company in the nine months ended September 30, 2020 included the following:

(unaudited - millions of Canadian $, unless otherwise noted)
Company	Issue date	Type	Maturity date	Amount	Interest rate

TRANSCANADA PIPELINES LIMITED
	April 2020	Senior Unsecured Notes	April 2030	US 1,250	4.10%
	April 2020	Medium Term Notes	April 2027	2,000	3.80%
GAS TRANSMISSION NORTHWEST LLC
	June 2020	Senior Unsecured Notes	June 2030	US 175	3.12%
COASTAL GASLINK PIPELINE LIMITED PARTNERSHIP[1]
	April 2020	Senior Secured Credit Facilities	April 2027	1,603	Floating

1
On May 22, 2020, TC Energy completed the sale of a 65 per cent equity interest in Coastal GasLink and subsequently accounts for its remaining 35 per cent interest using the equity method. In conjunction with the equity sale, Coastal GasLink entered into secured long-term project financing credit facilities and, immediately preceding the equity sale, made an initial draw of $1.6 billion, of which approximately $1.5 billion was paid to TC Energy. Refer to Note 13, Dispositions, for additional information.

LONG-TERM DEBT RETIRED/REPAID
Long-term debt retired/repaid by the Company in the nine months ended September 30, 2020 included the following:

(unaudited - millions of Canadian $, unless otherwise noted)
Company	Retirement/Repayment date	Type	Amount	Interest rate

TRANSCANADA PIPELINES LIMITED [1]
	March 2020	Senior Unsecured Notes	US 750	4.60%
COLUMBIA PIPELINE GROUP, INC.
	June 2020	Senior Unsecured Notes	US 750	3.30%
GAS TRANSMISSION NORTHWEST LLC
	June 2020	Senior Unsecured Notes	US 100	5.29%

1	Related unamortized debt issue costs of $8 million were included in Interest expense in the Condensed consolidated statement of income for the nine months ended September 30, 2020.
On October 1, 2020, TransCanada PipeLines Limited repaid US$1.0 billion of Senior Unsecured Notes bearing interest at a fixed rate of 3.80 per cent.
CAPITALIZED INTEREST
In the three and nine months ended September 30, 2020, TC Energy capitalized interest related to capital projects of $68 million and $219 million, respectively (2019 – $48 million and $129 million, respectively).

TC ENERGY [61
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8. Redeemable non-controlling interest
On March 31, 2020, TC Energy announced that it will proceed with construction of the Keystone XL pipeline. As part of the funding plan, the Government of Alberta has agreed to invest approximately US$1.1 billion as equity in Keystone XL subsidiaries of TC Energy.
In conjunction with this agreement, the Company’s Keystone XL subsidiaries issued Class A Interests amounting to $720 million to the Government of Alberta in the nine months ended September 30, 2020 and recognized corresponding notes receivable amounting to $133 million as at September 30, 2020 and due by December 31, 2020. These Class A Interests rank above TC Energy’s equity investment in the Keystone XL project and have certain voting rights.
TC Energy has a call right exercisable at any time to repurchase the Class A Interests from the Government of Alberta. In turn, the Government of Alberta has a put right to sell its Class A Interests to the Company exercisable upon and following the in-service date of the Keystone XL pipeline if certain conditions are met. As a result of these redemption features, the Company classified the Class A Interests as Redeemable non-controlling interest outside of equity on the Condensed consolidated balance sheet.
Class A Interests are entitled to a return in accordance with contractual terms. The return accrues on a quarterly basis and adjusts the carrying value of the Class A Interests accordingly.
The changes in Redeemable non-controlling interest are as follows:

(unaudited - millions of Canadian $)	three months ended September 30, 2020	nine months ended September 30, 2020

Balance at beginning of period	325	—
Class A Interests issued	392	720
Net income/(loss) attributable to redeemable non-controlling interest[1]	2	(1)
Balance at end of period	719	719

1
Includes a return accrual and a foreign currency translation loss on Class A Interests, both presented within Net income attributable to non-controlling interests in the Condensed consolidated statement of income.

TC ENERGY [62
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9. Common shares and preferred shares
The Board of Directors of TC Energy declared dividends as follows:

	three months ended September 30		nine months ended September 30
(unaudited - Canadian $, rounded to two decimals)	2020	2019	2020	2019

per common share	0.81	0.75	2.43	2.25

per Series 1 preferred share	0.22	0.20	0.65	0.61
per Series 2 preferred share	0.14	0.23	0.58	0.68
per Series 3 preferred share	0.11	0.13	0.37	0.40
per Series 4 preferred share	0.10	0.19	0.46	0.56
per Series 5 preferred share	0.14	0.14	0.42	0.42
per Series 6 preferred share	0.11	0.20	0.42	0.60
per Series 7 preferred share	0.24	0.24	0.73	0.74
per Series 9 preferred share	0.24	0.27	0.71	0.80
per Series 11 preferred share	0.24	0.24	0.48	0.48
per Series 13 preferred share	0.34	0.34	0.69	0.69
per Series 15 preferred share	0.31	0.31	0.61	0.61
PREFERRED SHARES
On June 30, 2020, 401,590 Series 3 preferred shares were converted, on a one-for-one basis, into Series 4 preferred shares and 1,865,362 Series 4 preferred shares were converted, on a one-for-one basis, into Series 3 preferred shares.

TC ENERGY [63
THIRD QUARTER 2020

10. Other comprehensive (loss)/income and accumulated other comprehensive loss
Components of other comprehensive (loss)/income, including the portion attributable to non-controlling interests and related tax effects, are as follows:

three months ended September 30, 2020	Before Tax Amount	Income Tax Recovery/(Expense)	Net of Tax Amount
(unaudited - millions of Canadian $)

Foreign currency translation losses on net investment in foreign operations	(489)	(2)	(491)
Change in fair value of net investment hedges	34	(8)	26
Change in fair value of cash flow hedges	(1)	—	(1)
Reclassification to net income of gains and losses on cash flow hedges	13	(3)	10
Reclassification to net income of actuarial gains and losses on pension and other post-retirement benefit plans	6	(2)	4
Other comprehensive income on equity investments	18	(4)	14
Other Comprehensive Loss	(419)	(19)	(438)

three months ended September 30, 2019	Before Tax Amount	Income Tax Recovery/(Expense)	Net of Tax Amount
(unaudited - millions of Canadian $)

Foreign currency translation gains on net investment in foreign operations	219	6	225
Reclassification to net income of foreign currency translation gains on disposal of foreign operations	(4)	—	(4)
Change in fair value of net investment hedges	(12)	3	(9)
Change in fair value of cash flow hedges	(34)	8	(26)
Reclassification to net income of gains and losses on cash flow hedges	5	(1)	4
Reclassification to net income of actuarial gains and losses on pension and other post-retirement benefit plans	4	(1)	3
Other comprehensive income on equity investments	3	—	3
Other Comprehensive Income	181	15	196

nine months ended September 30, 2020	Before Tax Amount	Income Tax Recovery/(Expense)	Net of Tax Amount
(unaudited - millions of Canadian $)

Foreign currency translation gains on net investment in foreign operations	347	70	417
Change in fair value of net investment hedges	(8)	2	(6)
Change in fair value of cash flow hedges	(766)	188	(578)
Reclassification to net income of gains and losses on cash flow hedges	639	(159)	480
Reclassification to net income of actuarial gains and losses on pension and other post-retirement benefit plans	2	(1)	1
Other comprehensive loss on equity investments	(8)	2	(6)
Other Comprehensive Income	206	102	308

TC ENERGY [64
THIRD QUARTER 2020

nine months ended September 30, 2019	Before Tax Amount	Income Tax Recovery/(Expense)	Net of Tax Amount
(unaudited - millions of Canadian $)

Foreign currency translation losses on net investment in foreign operations	(516)	(14)	(530)
Reclassification to net income of foreign currency translation gains on disposal of foreign operations	(13)	—	(13)
Change in fair value of net investment hedges	32	(8)	24
Change in fair value of cash flow hedges	(108)	23	(85)
Reclassification to net income of gains and losses on cash flow hedges	13	(3)	10
Reclassification to net income of actuarial gains and losses on pension and other post-retirement benefit plans	11	(3)	8
Other comprehensive income on equity investments	1	6	7
Other Comprehensive Loss	(580)	1	(579)
The changes in AOCI by component are as follows:

three months ended September 30, 2020	Currency Translation Adjustments	Cash Flow Hedges	Pension and OPEB Plan Adjustments	Equity Investments	Total[1]
(unaudited - millions of Canadian $)

AOCI balance at July 1, 2020	64	(151)	(317)	(478)	(882)
Other comprehensive (loss)/income before reclassifications[2]	(428)	(1)	—	11	(418)
Amounts reclassified from AOCI	—	7	4	3	14
Net current period other comprehensive (loss)/income	(428)	6	4	14	(404)
AOCI balance at September 30, 2020	(364)	(145)	(313)	(464)	(1,286)

1	All amounts are net of tax. Amounts in parentheses indicate losses recorded to OCI.

2
Other comprehensive (loss)/income before reclassifications on currency translation adjustments, cash flow hedges and equity investments are net of non-controlling interest losses of $37 million, nil and nil, respectively.

nine months ended September 30, 2020	Currency Translation Adjustments	Cash Flow Hedges	Pension and OPEB Plan Adjustments	Equity Investments	Total[1]
(unaudited - millions of Canadian $)

AOCI balance at January 1, 2020	(730)	(58)	(314)	(457)	(1,559)
Other comprehensive income/(loss) before reclassifications[2]	366	(562)	—	(15)	(211)
Amounts reclassified from AOCI[3]	—	475	1	8	484
Net current period other comprehensive income/(loss)	366	(87)	1	(7)	273
AOCI balance at September 30, 2020	(364)	(145)	(313)	(464)	(1,286)

1	All amounts are net of tax. Amounts in parentheses indicate losses recorded to OCI.

2
Other comprehensive income/(loss) before reclassifications on currency translation adjustments, cash flow hedges and equity investments are net of non-controlling interest gains of $45 million, losses of $16 million and gains of $1 million, respectively.

3
Losses related to cash flow hedges reported in AOCI and expected to be reclassified to net income in the next 12 months are estimated to be $32 million ($24 million, net of tax) at September 30, 2020. These estimates assume constant commodity prices, interest rates and foreign exchange rates over time, however, the amounts reclassified will vary based on the actual value of these factors at the date of settlement.

TC ENERGY [65
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Details about reclassifications out of AOCI into the Condensed consolidated statement of income are as follows:

	Amounts Reclassified From AOCI				Affected line item in the Condensed consolidated statement of income[1]
	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2020	2019	2020	2019

Cash flow hedges
Commodities	—	(4)	—	(4)	Revenues (Power and Storage)
Interest rate	(10)	(3)	(21)	(10)	Interest expense
Interest rate	—	—	(613)	—	Net (loss)/gain on assets sold/held for sale[2]
	(10)	(7)	(634)	(14)	Total before tax
	3	1	159	3	Income tax expense[2]
	(7)	(6)	(475)	(11)	Net of tax[3]
Pension and other post-retirement benefit plan adjustments
Amortization of actuarial losses	(6)	(4)	(2)	(11)	Plant operating costs and other[4]
	2	1	1	3	Income tax expense
	(4)	(3)	(1)	(8)	Net of tax
Equity investments
Equity income	(4)	(3)	(11)	(9)	Income from equity investments
	1	—	3	—	Income tax expense
	(3)	(3)	(8)	(9)	Net of tax
Currency translation adjustments
Foreign currency translation gains on disposal of foreign operations	—	4	—	13	Net (loss)/gain on assets sold/held for sale
	—	—	—	—	Income tax expense
	—	4	—	13	Net of tax

1	All amounts in parentheses indicate expenses to the Condensed consolidated statement of income.

2
Represents a loss of $613 million ($459 million, net of tax) related to a contractually required derivative instrument used to hedge the interest rate risk associated with project-level financing for the Coastal GasLink pipeline construction. The derivative instrument was derecognized as part of the sale of a 65 per cent equity interest in Coastal GasLink. Refer to Note 13, Dispositions, for more information.

3
Amounts reclassified from AOCI on cash flow hedges are net of non-controlling interest losses of $3 million and $5 million for the three and nine months ended September 30, 2020, respectively (2019 – gains of $2 million and $1 million, respectively).

4	These AOCI components are included in the computation of net benefit cost. Refer to Note 11, Employee post-retirement benefits, for additional information.

TC ENERGY [66
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11. Employee post-retirement benefits
The net benefit cost recognized for the Company’s pension benefit plans and other post-retirement benefit plans is as follows:

	three months ended September 30				nine months ended September 30
	Pension benefit plans		Other post-retirement benefit plans		Pension benefit plans		Other post-retirement benefit plans
(unaudited - millions of Canadian $)	2020	2019	2020	2019	2020	2019	2020	2019

Service cost[1]	39	31	1	1	116	95	4	4
Other components of net benefit cost[1]
Interest cost	32	36	3	5	100	107	11	13
Expected return on plan assets	(58)	(55)	(3)	(4)	(173)	(167)	(11)	(12)
Amortization of actuarial losses	5	3	—	1	16	9	1	2
Amortization of regulatory asset	7	3	1	—	19	10	2	1
	(14)	(13)	1	2	(38)	(41)	3	4
Net Benefit Cost	25	18	2	3	78	54	7	8

1	Service cost and other components of net benefit cost are included in Plant operating costs and other in the Condensed consolidated statement of income.
12. Risk management and financial instruments
RISK MANAGEMENT OVERVIEW
TC Energy has exposure to market risk and counterparty credit risk, and has strategies, policies and limits in place to manage the impact of these risks on earnings, cash flows and shareholder value.
COUNTERPARTY CREDIT RISK
TC Energy’s maximum counterparty credit exposure with respect to financial instruments at September 30, 2020, without taking into account security held, consisted of cash and cash equivalents, accounts receivable, available-for-sale assets, the fair value of derivative assets and loans receivable.
The combination of the COVID-19 pandemic along with unparalleled energy demand and supply disruption has led to significant commodity price volatility and restricted capital market access impacting a certain number of TC Energy's customers. While the majority of the Company's credit exposure is to large creditworthy entities, TC Energy has increased its monitoring of and communication with those counterparties experiencing greater financial pressures due to recent market events and the challenging business environment. Refer to TC Energy's 2019 Annual Report for more information about the factors that mitigate the Company's counterparty credit risk exposure.
The Company reviews financial assets carried at amortized cost for impairment using the lifetime expected loss of the financial asset at initial recognition and throughout the life of the financial asset. TC Energy uses historical credit loss and recovery data, adjusted for management's judgment regarding current economic and credit conditions, along with supportable forecasts to determine any impairment, which is recognized in Plant operating costs and other. At September 30, 2020, there were no significant credit losses, no significant credit risk concentration and no significant amounts past due or impaired.

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NET INVESTMENT IN FOREIGN OPERATIONS
The Company hedges a portion of its net investment in foreign operations (on an after-tax basis) with U.S. dollar-denominated debt, cross-currency swaps, foreign exchange forwards and foreign exchange options.
The fair values and notional amounts for the derivatives designated as a net investment hedge were as follows:

	September 30, 2020		December 31, 2019
(unaudited - millions of Canadian $, unless otherwise noted)	Fair value[1,2]	Notional amount	Fair value[1,2]	Notional amount

U.S. dollar cross-currency swaps (maturing 2020 to 2025)	(1)	US 400	3	US 100
U.S. dollar foreign exchange options (maturing 2020 to 2021)	14	US 2,800	10	US 3,000
	13	US 3,200	13	US 3,100

1	Fair value equals carrying value.

2	No amounts have been excluded from the assessment of hedge effectiveness.
The notional amounts and fair values of U.S. dollar-denominated debt designated as a net investment hedge were as follows:

(unaudited - millions of Canadian $, unless otherwise noted)	September 30, 2020	December 31, 2019

Notional amount	28,700 (US 21,500)	29,300 (US 22,600)
Fair value	33,600 (US 25,200)	33,400 (US 25,700)

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FINANCIAL INSTRUMENTS
Non-derivative financial instruments
Fair value of non-derivative financial instruments
Available-for-sale assets are recorded at fair value which is calculated using quoted market prices where available. Certain non-derivative financial instruments included in Cash and cash equivalents, Accounts receivable, Other current assets, Loan receivable from affiliate, Restricted investments, Intangible and other assets, Notes payable, Accounts payable and other, Accrued interest and Other long-term liabilities have carrying amounts that approximate their fair value due to the nature of the item or the short time to maturity. Each of these instruments are classified in Level II of the fair value hierarchy, except for the Company's LMCI equity securities which are classified in Level I.
Credit risk has been taken into consideration when calculating the fair value of non-derivative instruments.
Balance sheet presentation of non-derivative financial instruments
The following table details the fair value of the Company's non-derivative financial instruments, excluding those where carrying amounts approximate fair value, which are classified in Level II of the fair value hierarchy:

	September 30, 2020		December 31, 2019
(unaudited - millions of Canadian $)	Carrying amount	Fair value	Carrying amount	Fair value

Long-term debt including current portion[1,2]	(39,534)	(47,659)	(36,985)	(43,187)
Junior subordinated notes	(8,814)	(8,707)	(8,614)	(8,777)
	(48,348)	(56,366)	(45,599)	(51,964)

1	Long-term debt is recorded at amortized cost except for US$200 million at December 31, 2019 that was attributed to hedged risk and recorded at fair value.

2
Net income for the three and nine months ended September 30, 2020 includes unrealized gains of nil and $1 million, respectively (2019 – unrealized gains of $1 million and losses of $4 million, respectively) for fair value adjustments attributable to the hedged interest rate risk associated with interest rate swap fair value hedging relationships on US$200 million of long-term debt that matured in March 2020 (December 31, 2019 – US$200 million). There were no other unrealized gains or losses from fair value adjustments to the non-derivative financial instruments.

TC ENERGY [69
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Available-for-sale assets summary
The following tables summarize additional information about the Company's restricted investments that are classified as available-for-sale assets:

	September 30, 2020		December 31, 2019
(unaudited - millions of Canadian $)	LMCI restricted investments	Other restricted investments[1]	LMCI restricted investments	Other restricted investments[1]

Fair values of fixed income securities[2,3]
Maturing within 1 year	—	26	—	6
Maturing within 1-5 years	—	109	26	100
Maturing within 5-10 years	948	—	801	—
Maturing after 10 years	78	—	61	—
Fair value of equity securities[2,4]	679	—	556	—
	1,705	135	1,444	106

1	Other restricted investments have been set aside to fund insurance claim losses to be paid by the Company's wholly-owned captive insurance subsidiary.

2	Available-for-sale assets are recorded at fair value and included in Other current assets and Restricted investments on the Company's Condensed consolidated balance sheet.

3	Classified in Level II of the fair value hierarchy.

4	Classified in Level I of the fair value hierarchy.

	September 30, 2020		September 30, 2019
(unaudited - millions of Canadian $)	LMCI restricted investments[1]	Other restricted investments[2]	LMCI restricted investments[1]	Other restricted investments[2]

Net unrealized gains/(losses) in the period
three months ended	27	—	(57)	—
nine months ended	88	3	22	3
Net realized gains in the period
three months ended	5	—	48	—
nine months ended	15	—	59	—

1
Gains and losses arising from changes in the fair value of LMCI restricted investments impact the subsequent amounts to be collected through tolls to cover future pipeline abandonment costs. As a result, the Company records these gains and losses as regulatory assets or liabilities.

2	Gains and losses on other restricted investments are included in Interest income and other in the Condensed consolidated statement of income.
Derivative instruments
Fair value of derivative instruments
The fair value of foreign exchange and interest rate derivatives has been calculated using the income approach which uses period-end market rates and applies a discounted cash flow valuation model. The fair value of commodity derivatives has been calculated using quoted market prices where available. In the absence of quoted market prices, third-party broker quotes or other valuation techniques have been used. The fair value of options has been calculated using the Black-Scholes pricing model. Credit risk has been taken into consideration when calculating the fair value of derivative instruments. Unrealized gains and losses on derivative instruments are not necessarily representative of the amounts that will be realized on settlement.

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In some cases, even though the derivatives are considered to be effective economic hedges, they do not meet the specific criteria for hedge accounting treatment or are not designated as a hedge and are accounted for at fair value with changes in fair value recorded in net income in the period of change. This may expose the Company to increased variability in reported earnings because the fair value of the derivative instruments can fluctuate significantly from period to period.
Balance sheet presentation of derivative instruments
The balance sheet classification of the fair value of derivative instruments is as follows:

at September 30, 2020	Cash Flow Hedges	Net Investment Hedges	Held for Trading	Total Fair Value of Derivative Instruments[1]
(unaudited - millions of Canadian $)

Other current assets
Commodities[2]	1	—	245	246
Foreign exchange	—	16	56	72
	1	16	301	318
Intangible and other assets
Commodities[2]	—	—	2	2
Foreign exchange	—	6	4	10
	—	6	6	12
Total Derivative Assets	1	22	307	330
Accounts payable and other
Commodities[2]	(3)	—	(229)	(232)
Foreign exchange	—	(4)	(22)	(26)
Interest rate[3]	(22)	—	—	(22)
	(25)	(4)	(251)	(280)
Other long-term liabilities
Commodities[2]	(3)	—	(4)	(7)
Foreign exchange	—	(5)	(4)	(9)
Interest rate[3]	(59)	—	—	(59)
	(62)	(5)	(8)	(75)
Total Derivative Liabilities	(87)	(9)	(259)	(355)
Total Derivatives	(86)	13	48	(25)

1	Fair value equals carrying value.

2	Includes purchases and sales of power, natural gas and liquids.

3
In the nine months ended September 30, 2020, financial instruments fair valued at $130 million were settled with the payment included in Net cash provided by/(used in) financing activities in the Condensed consolidated statement of cash flows.

TC ENERGY [71
THIRD QUARTER 2020

at December 31, 2019	Cash Flow Hedges	Fair Value Hedges	Net Investment Hedges	Held for Trading	Total Fair Value of Derivative Instruments[1]
(unaudited - millions of Canadian $)

Other current assets
Commodities[2]	—	—	—	118	118
Foreign exchange	—	—	10	61	71
Interest rate	—	1	—	—	1
	—	1	10	179	190
Intangible and other assets
Foreign exchange	—	—	5	—	5
Interest rate	2	—	—	—	2
	2	—	5	—	7
Total Derivative Assets	2	1	15	179	197
Accounts payable and other
Commodities[2]	(4)	—	—	(104)	(108)
Foreign exchange	—	—	(1)	(3)	(4)
Interest rate	(3)	—	—	—	(3)
	(7)	—	(1)	(107)	(115)
Other long-term liabilities
Commodities[2]	(6)	—	—	(11)	(17)
Foreign exchange	—	—	(1)	—	(1)
Interest rate	(63)	—	—	—	(63)
	(69)	—	(1)	(11)	(81)
Total Derivative Liabilities	(76)	—	(2)	(118)	(196)
Total Derivatives	(74)	1	13	61	1

1	Fair value equals carrying value.

2	Includes purchases and sales of power, natural gas and liquids.
The majority of derivative instruments held for trading have been entered into for risk management purposes and all are subject to the Company's risk management strategies, policies and limits. These include derivatives that have not been designated as hedges or do not qualify for hedge accounting treatment but have been entered into as economic hedges to manage the Company's exposures to market risk.
Derivatives in fair value hedging relationships
The following table details amounts recorded on the Condensed consolidated balance sheet in relation to cumulative adjustments for fair value hedges included in the carrying amount of the hedged liabilities:

	Carrying amount		Fair value hedging adjustments[1]
(unaudited - millions of Canadian $)	September 30, 2020	December 31, 2019	September 30, 2020	December 31, 2019

Long-term debt	—	(260)	—	(1)

1	At September 30, 2020 and December 31, 2019, adjustments for discontinued hedging relationships included in these balances were nil.

TC ENERGY [72
THIRD QUARTER 2020

Notional and maturity summary
The maturity and notional amount or quantity outstanding related to the Company's derivative instruments excluding hedges of the net investment in foreign operations is as follows:

at September 30, 2020	Power	Natural Gas	Liquids	Foreign Exchange	Interest Rate
(unaudited)

Purchases[1]	181	14	36	—	—
Sales[1]	1,873	20	40	—	—
Millions of U.S. dollars	—	—	—	3,894	1,100
Millions of Mexican pesos	—	—	—	1,550	—
Maturity dates	2020-2024	2020-2027	2020-2021	2020-2022	2020-2026

1	Volumes for power, natural gas and liquids derivatives are in GWh, Bcf and MMBbls, respectively.

at December 31, 2019	Power	Natural Gas	Liquids	Foreign Exchange	Interest Rate
(unaudited)

Purchases[1]	492	14	39	—	—
Sales[1]	2,089	22	53	—	—
Millions of U.S. dollars	—	—	—	3,153	1,600
Millions of Mexican pesos	—	—	—	800	—
Maturity dates	2020-2024	2020-2027	2020	2020	2020-2030

1	Volumes for power, natural gas and liquids derivatives are in GWh, Bcf and MMBbls, respectively.
Unrealized and realized gains/(losses) on derivative instruments
The following summary does not include hedges of the net investment in foreign operations:

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2020	2019	2020	2019

Derivative Instruments Held for Trading[1]
Amount of unrealized (losses)/gains in the period
Commodities	(2)	(69)	14	(98)
Foreign exchange	78	(31)	(24)	176
Amount of realized gains/(losses) in the period
Commodities	68	132	146	319
Foreign exchange	(11)	(9)	(62)	(68)
Derivative Instruments in Hedging Relationships[2]
Amount of realized gains/(losses) in the period
Commodities	2	1	4	(8)
Interest rate	(6)	1	(10)	1

1
Realized and unrealized gains and losses on held-for-trading derivative instruments used to purchase and sell commodities are included on a net basis in Revenues. Realized and unrealized gains and losses on foreign exchange held-for-trading derivative instruments are included on a net basis in Interest income and other.

2
In the three and nine months ended September 30, 2020 and 2019, there were no gains or losses included in Net income relating to discontinued cash flow hedges where it was probable that the anticipated transaction would not occur.

TC ENERGY [73
THIRD QUARTER 2020

Derivatives in cash flow hedging relationships
The components of OCI (Note 10) related to the change in fair value of derivatives in cash flow hedging relationships before tax and including the portion attributable to non-controlling interests are as follows:

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2020	2019	2020	2019

Change in fair value of derivative instruments recognized in OCI[1]
Commodities	(1)	1	5	(13)
Interest rate	—	(35)	(771)	(95)
	(1)	(34)	(766)	(108)

1	No amounts have been excluded from the assessment of hedge effectiveness. Amounts in parentheses indicate losses recorded to OCI.
Effect of fair value and cash flow hedging relationships
The following table details amounts presented in the Condensed consolidated statement of income in which the effects of fair value or cash flow hedging relationships are recorded:

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2020	2019	2020	2019

Fair Value Hedges
Interest rate contracts[1]
Hedged items	2	(5)	(3)	(16)
Derivatives designated as hedging instruments	—	1	1	—
Cash Flow Hedges
Reclassification of losses on derivative instruments from AOCI to net income[2,3]
Interest rate contracts[1]	(13)	(1)	(639)	(9)
Commodity contracts[4]	—	(4)	—	(4)

1
Presented within Interest expense in the Condensed consolidated statement of income, except for a loss of $613 million related to a contractually required derivative instrument used to hedge the interest rate risk associated with project-level financing for the Coastal GasLink pipeline construction. The derivative instrument was derecognized as part of the sale of a 65 per cent equity interest in Coastal GasLink. The loss is included in Net (loss)/gain on assets sold/held for sale. Refer to Note 13, Dispositions, for additional information.

2
Refer to Note 10, Other comprehensive (loss)/income and accumulated other comprehensive loss, for the components of OCI related to derivatives in cash flow hedging relationships including the portion attributable to non-controlling interests.

3	There are no amounts recognized in earnings that were excluded from effectiveness testing.

4	Presented within Revenues (Power and Storage) in the Condensed consolidated statement of income.

TC ENERGY [74
THIRD QUARTER 2020

Offsetting of derivative instruments
The Company enters into derivative contracts with the right to offset in the normal course of business as well as in the event of default. TC Energy has no master netting agreements, however, similar contracts are entered into containing rights to offset. The Company has elected to present the fair value of derivative instruments with the right to offset on a gross basis on the Condensed consolidated balance sheet. The following table shows the impact on the presentation of the fair value of derivative instrument assets and liabilities had the Company elected to present these contracts on a net basis:

at September 30, 2020	Gross derivative instruments	Amounts available for offset[1]	Net amounts
(unaudited - millions of Canadian $)

Derivative instrument assets
Commodities	248	(220)	28
Foreign exchange	82	(29)	53
	330	(249)	81
Derivative instrument liabilities
Commodities	(239)	220	(19)
Foreign exchange	(35)	29	(6)
Interest rate	(81)	—	(81)
	(355)	249	(106)

1	Amounts available for offset do not include cash collateral pledged or received.

at December 31, 2019	Gross derivative instruments	Amounts available for offset[1]	Net amounts
(unaudited - millions of Canadian $)

Derivative instrument assets
Commodities	118	(76)	42
Foreign exchange	76	(5)	71
Interest rate	3	(1)	2
	197	(82)	115
Derivative instrument liabilities
Commodities	(125)	76	(49)
Foreign exchange	(5)	5	—
Interest rate	(66)	1	(65)
	(196)	82	(114)

1	Amounts available for offset do not include cash collateral pledged or received.
With respect to the derivative instruments presented above, the Company provided cash collateral of $27 million and letters of credit of $15 million at September 30, 2020 (December 31, 2019 – $58 million and $25 million, respectively) to its counterparties. At September 30, 2020 and December 31, 2019, the Company held no cash collateral and no letters of credit from counterparties on asset exposures.

TC ENERGY [75
THIRD QUARTER 2020

Credit-risk-related contingent features of derivative instruments
Derivative contracts entered into to manage market risk often contain financial assurance provisions that allow parties to the contracts to manage credit risk. These provisions may require collateral to be provided if a credit-risk-related contingent event occurs, such as a downgrade in the Company’s credit rating to non-investment grade. The Company may also need to provide collateral if the fair value of its derivative financial instruments exceeds pre-defined exposure limits.
Based on contracts in place and market prices at September 30, 2020, the aggregate fair value of all derivative instruments with credit-risk-related contingent features that were in a net liability position was $4 million (December 31, 2019 – $4 million), for which the Company has provided no collateral in the normal course of business. If the credit-risk-related contingent features in these agreements were triggered on September 30, 2020, the Company would have been required to provide collateral equal to the fair value of the related derivative instruments discussed above. Collateral may also need to be provided should the fair value of derivative instruments exceed pre-defined contractual exposure limit thresholds.
The Company has sufficient liquidity in the form of cash and undrawn committed revolving credit facilities to meet these contingent obligations should they arise.
FAIR VALUE HIERARCHY
The Company’s financial assets and liabilities recorded at fair value have been categorized into three categories based on a fair value hierarchy.

Levels	How fair value has been determined

Level I
Quoted prices in active markets for identical assets and liabilities that the Company has the ability to access at the measurement date. An active market is a market in which frequency and volume of transactions provides pricing information on an ongoing basis.

Level II
This category includes interest rate and foreign exchange derivative assets and liabilities where fair value is determined using the income approach and commodity derivatives where fair value is determined using the market approach.
Inputs include published exchange rates, interest rates, interest rate swap curves, yield curves and broker quotes from external data service providers.

Level III
This category mainly includes long-dated commodity transactions in certain markets where liquidity is low and the Company uses the most observable inputs available or, if not available, long-term broker quotes to estimate the fair value for these transactions.
There is uncertainty caused by using unobservable market data which may not accurately reflect possible future changes in fair value.

TC ENERGY [76
THIRD QUARTER 2020

The fair value of the Company’s derivative assets and liabilities measured on a recurring basis, including both current and non-current portions, are categorized as follows:

at September 30, 2020	Quoted prices in active markets (Level I)	Significant other observable inputs (Level II)[1]	Significant unobservable inputs (Level III)[1]
(unaudited - millions of Canadian $)				Total

Derivative instrument assets
Commodities	222	26	—	248
Foreign exchange	—	82	—	82
Derivative instrument liabilities
Commodities	(212)	(23)	(4)	(239)
Foreign exchange	—	(35)	—	(35)
Interest rate	—	(81)	—	(81)
	10	(31)	(4)	(25)

1	There were no transfers from Level II to Level III for the nine months ended September 30, 2020.

at December 31, 2019	Quoted prices in active markets (Level I)	Significant other observable inputs (Level II)[1]	Significant unobservable inputs (Level III)[1]
(unaudited - millions of Canadian $)				Total

Derivative instrument assets
Commodities	81	37	—	118
Foreign exchange	—	76	—	76
Interest rate	—	3	—	3
Derivative instrument liabilities
Commodities	(77)	(41)	(7)	(125)
Foreign exchange	—	(5)	—	(5)
Interest rate	—	(66)	—	(66)
	4	4	(7)	1

1	There were no transfers from Level II to Level III for the year ended December 31, 2019.
The following table presents the net change in fair value of derivative assets and liabilities classified as Level III of the fair value hierarchy:

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2020	2019	2020	2019

Balance at beginning of period	(4)	(7)	(7)	(4)
Total gains/(losses) included in Net income	1	—	4	(3)
Total losses included in OCI	(1)	—	(1)	—
Balance at end of period[1]	(4)	(7)	(4)	(7)

1
For the three and nine months ended September 30, 2020, Revenues included unrealized gains of $1 million and $4 million, respectively, attributed to derivatives in the Level III category that were still held at September 30, 2020 (2019 – unrealized gains of less than $1 million and losses of $3 million, respectively).

TC ENERGY [77
THIRD QUARTER 2020

13. Dispositions
Ontario Natural Gas-Fired Power Plants
On April 29, 2020, the Company completed the sale of the Halton Hills and Napanee power plants as well as its 50 per cent interest in Portlands Energy Centre to a subsidiary of Ontario Power Generation Inc. for net proceeds of approximately $2.8 billion before post-closing adjustments. Pre-tax losses of $60 million ($45 million after tax) and $321 million ($202 million after tax) were recognized in the three and nine months ended September 30, 2020, respectively. The total pre-tax loss of $600 million ($396 million after tax) on this transaction includes losses accrued during 2019 while classified as an asset held for sale while the after-tax loss also reflects the utilization of previously unrecognized tax loss benefits. The increase in the total loss from that disclosed at December 31, 2019 is primarily the result of higher than expected costs to achieve Napanee's March 13, 2020 in-service and the accrual of post-closing obligations estimated on close as well as their subsequent revision recorded in the three months ended September 30, 2020. Along with post-closing adjustments, this loss may also be further amended in the future as current estimates are revised and for items that could not be estimated on close, including the settlement of existing insurance claims. The pre-tax loss is included in Net (loss)/gain on assets sold/held for sale in the Condensed consolidated statement of income.
Coastal GasLink
On May 22, 2020, TC Energy completed the sale of a 65 per cent equity interest in Coastal GasLink to third parties for net proceeds of $656 million before post-closing adjustments. A $6 million reduction to both the pre-tax and after-tax gain was recorded in the three months ended September 30, 2020 resulting in a pre-tax gain of $364 million ($402 million after tax) recorded in the nine months ended September 30, 2020. The pre-tax gain includes $231 million related to the required remeasurement of the Company’s retained 35 per cent equity interest to fair value which was based on the proceeds realized for the 65 per cent equity interest, and also incorporates the reclassification from AOCI to income the fair value of a derivative instrument used to hedge the interest rate risk associated with project-level financing for the Coastal GasLink pipeline construction. The $402 million after-tax gain reflects the utilization of previously unrecognized tax loss benefits. The pre-tax gain is included in Net (loss)/gain on assets sold/held for sale in the Condensed consolidated statement of income.
In conjunction with the equity sale, Coastal GasLink entered into secured long-term project financing credit facilities with a current total capacity of $6.8 billion to fund the majority of the construction costs of the Coastal GasLink pipeline. Immediately preceding the equity sale, Coastal GasLink drew down $1.6 billion on the facilities, of which approximately $1.5 billion was paid to TC Energy.
TC Energy has been contracted by Coastal GasLink to construct and operate the pipeline and is using the equity method to account for its remaining 35 per cent equity interest in the Company's consolidated financial statements.
Along with this sale, TC Energy has provided an option to the 20 First Nations that have executed agreements with Coastal GasLink to acquire a 10 per cent equity interest in Coastal GasLink on similar terms.

TC ENERGY [78
THIRD QUARTER 2020

14. Commitments, contingencies and guarantees
COMMITMENTS
TC Energy’s capital expenditure commitments at December 31, 2019 included 100 per cent of the construction costs associated with the Coastal GasLink pipeline. As a result of the completed sale of a 65 per cent equity interest in Coastal GasLink on May 22, 2020, the capital commitments for the Company's Canadian natural gas pipelines have been reduced by approximately $3.3 billion. Subsequent to the sale, construction of the Coastal GasLink pipeline is expected to be predominantly funded by project-level financing, recovery of cash payments through construction for carrying charges on costs incurred, and equity partners' contributions. Refer to Note 13, Dispositions, for additional information.
CONTINGENCIES
TC Energy and its subsidiaries are subject to various legal proceedings, arbitrations and actions arising in the normal course of business. While the final outcome of such legal proceedings and actions cannot be predicted with certainty, it is the opinion of management that the resolution of such proceedings and actions will not have a material impact on the Company’s consolidated financial position or results of operations.
GUARANTEES
As part of its role as operator of the Northern Courier pipeline, TC Energy has guaranteed the financial performance of the pipeline related to delivery and terminalling of bitumen and diluent and contingent financial obligations under sub-lease agreements.
TC Energy and its partner on the Sur de Texas pipeline, IEnova, have jointly guaranteed the financial performance of the entity which owns the pipeline. Such agreements include a guarantee and a letter of credit which are primarily related to the delivery of natural gas.
TC Energy and its joint venture partner on Bruce Power, BPC Generation Infrastructure Trust, have each severally guaranteed certain contingent financial obligations of Bruce Power related to a lease agreement and contractor and supplier services.
The Company and its partners in certain other jointly-owned entities have either (i) jointly and severally, (ii) jointly or (iii) severally guaranteed the financial performance of these entities. Such agreements include guarantees and letters of credit which are primarily related to construction services and the payment of liabilities. For certain of these entities, any payments made by TC Energy under these guarantees in excess of its ownership interest are to be reimbursed by its partners.
The carrying value of these guarantees has been included in Accounts payable and other and Other long-term liabilities on the Condensed consolidated balance sheet. Information regarding the Company’s guarantees is as follows:

		September 30, 2020		December 31, 2019
(unaudited - millions of Canadian $)	Term	Potential exposure[1]	Carrying value	Potential exposure[1]	Carrying value

Northern Courier	to 2055	300	26	300	27
Sur de Texas	to 2021	112	—	109	—
Bruce Power	to 2021	88	—	88	—
Other jointly-owned entities	to 2043	79	4	100	10
		579	30	597	37

1	TC Energy's share of the potential estimated current or contingent exposure.

TC ENERGY [79
THIRD QUARTER 2020

15. Variable interest entities
A VIE is a legal entity that does not have sufficient equity at risk to finance its activities without additional subordinated financial support or is structured such that equity investors lack the ability to make significant decisions relating to the entity’s operations through voting rights or do not substantively participate in the gains and losses of the entity.
In the normal course of business, the Company consolidates VIEs in which it has a variable interest and for which it is considered to be the primary beneficiary. VIEs in which the Company has a variable interest but is not the primary beneficiary are considered non-consolidated VIEs and are accounted for as equity investments.
Consolidated VIEs
The Company's consolidated VIEs consist of legal entities where the Company is the primary beneficiary. As the primary beneficiary, the Company has the power, through voting or similar rights, to direct the activities of the VIE that most significantly impact economic performance including purchasing or selling significant assets; maintenance and operations of assets; incurring additional indebtedness; or determining the strategic operating direction of the entity. In addition, the Company has the obligation to absorb losses or the right to receive benefits from the consolidated VIE that could potentially be significant to the VIE.
A significant portion of the Company’s assets are held through VIEs in which the Company holds a 100 per cent voting interest, the VIE meets the definition of a business and the VIE’s assets can be used for general corporate purposes. The consolidated VIEs whose assets cannot be used for purposes other than the settlement of the VIE’s obligations, or are not considered a business, are as follows:

(unaudited - millions of Canadian $)	September 30, 2020	December 31, 2019

ASSETS
Current Assets
Cash and cash equivalents	337	106
Accounts receivable	55	88
Inventories	28	27
Other	7	8
	427	229
Plant, Property and Equipment	3,396	3,050
Equity Investments	751	785
Goodwill	443	431
	5,017	4,495
LIABILITIES
Current Liabilities
Accounts payable and other	144	70
Accrued interest	28	21
Current portion of long-term debt	538	187
	710	278
Regulatory Liabilities	60	45
Other Long-Term Liabilities	15	9
Deferred Income Tax Liabilities	8	9
Long-Term Debt	2,590	2,694
	3,383	3,035

TC ENERGY [80
THIRD QUARTER 2020

Certain consolidated VIEs have a redeemable non-controlling interest that ranks above the Company's equity interest. Refer to Note 8, Redeemable non-controlling interest, for additional information.
Non-Consolidated VIEs
The Company’s non-consolidated VIEs consist of legal entities where the Company is not the primary beneficiary as it does not have the power to direct the activities that most significantly impact the economic performance of these VIEs or where this power is shared with third parties. The Company contributes capital to these VIEs and receives ownership interests that provide it with residual claims on assets after liabilities are paid.
The carrying value of these VIEs and the maximum exposure to loss as a result of the Company's involvement with these VIEs are as follows:

(unaudited - millions of Canadian $)	September 30, 2020	December 31, 2019

Balance sheet
Equity investments[1]	4,919	4,720
Current loan receivable from affiliate[2]	250	—
Off-balance sheet exposure[3]	1,681	1,946
Maximum exposure to loss	6,850	6,666

1	Includes equity investment in Portlands Energy Centre classified as Assets held for sale as at December 31, 2019. Refer to Note 13, Dispositions, for additional information.

2	Refer to Note 6, Loans receivable from affiliates, for additional information.

3	Includes maximum potential exposure to guarantees and future funding commitments.